[AUTOZONE LOGO]

NEWS:
FOR IMMEDIATE RELEASE

Financial Contact:  Robert Hunt
                    (901) 495-7181

Media Contact:  Lesley Hartney
                (901) 495-7304


        AUTOZONE 1ST QUARTER EPS $0.25 VS. $0.23; 54 NEW STORES OPEN
                ADAMS TO ADD CEO POST; HYDE REMAINS CHAIRMAN

    MEMPHIS, TN (December 6, 1996) - J.R. Hyde III, chairman and chief executive of AutoZone Inc. (NYSE symbol: AZO), announced AutoZone's net income for the 12 weeks ended November 23, 1996, increased 9% to $38.0 million from $34.8 million for the fiscal first quarter of 1996. Earnings per share increased 9% to $0.25 from $0.23.

    Sales for the fiscal first quarter rose 23% to $569.1 million from $463.0 million. Comparable store sales, or sales at stores opened prior to the start of fiscal 1996, rose 7%, compared to a 5% increase in the prior year's first quarter.

    "We think our AutoZoners did an exceptional job in the quarter, given the soft industry sales to do-it-yourselfers caused by adverse weather and the costs associated with our accelerated rollout of our new commercial sales program," Mr. Hyde said. "We are optimistic that our commercial sales program will pay off in the second half of fiscal 1997."

    During the quarter, AutoZone opened 54 net new stores and five replacement stores, compared with 50 net new stores and seven replacement stores in the same period last year. "We're on track to open 335 new stores in fiscal 1997," Mr. Hyde said.

    The company also announced that Mr. Hyde will pass his chief executive title to Johnston C. Adams Jr., 48, at the board of directors meeting on December 12, 1996. Mr. Hyde will remain chairman of AutoZone. As previously announced, Mr. Adams will also be elected president at that board meeting. The board of directors will also elect Vice Chairman Timothy D. Vargo, 44, to the additional post of chief operating officer, a title which is currently held by Mr. Adams. Both Mr. Adams and Mr. Vargo are currently members of the board.

    "I have total confidence in the management team led by John Adams and Tim Vargo, and as chairman, I will remain an active member of this team," Mr. Hyde said. Mr. Hyde owns approximately 8% of the company's outstanding stock.

    AutoZone sells auto parts, chemicals and accessories through its chain of 1,477 retail stores in 29 states.


                      *** FINANCIAL HIGHLIGHTS FOLLOW ***

123 South Front Street, Memphis, TN 38103 (901) 495-6500, FAX (901) 495-8300


                AUTOZONE FISCAL 1ST QUARTER FINANCIAL HIGHLIGHTS
                      (in thousands, except per-share data)

                                   12 Weeks Ended          12 Weeks Ended
                                November 23, 1996       November 18, 1995

    Net sales                            $569,145                $463,029

    Gross profit                         $240,298                $193,220

    Operating profit                      $61,898                 $55,397

    Income before
         income taxes                     $60,725                 $55,397

    Net income                            $37,975                 $34,797

    Net income
         per share                          $0.25                   $0.23

    Average shares outstanding,
         including common stock
         equivalents                      152,394                 149,847


                                       *****